EXHIBIT 10.10.1
ADDENDUM TO NEW DISTRIBUTION AGREEMENT

     Addendum dated as of January 11, 1999 to New Distribution Agreement dated as of January 11, 1999 by and between Dreyer's Grand Ice Cream, Inc. ("Distributor") and Ben & Jerry's Homemade, Inc. ("Manufacturer").

         WHEREAS, the parties wish to confirm that the Distributor shall make an additional payment or payments to Manufacturer if additional volume is added to the business carried on by the Distributor under the New Distribution Agreement by not later than September 30, 2000.

         NOW, THEREFORE, in consideration of these premises, the mutual promises of the parties and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. To the extent that Manufacturer adds volume to the business conducted by the Distributor under said New Distribution Agreement by adding sales of
Manufacturer's products in areas not presently included within the term "Distributor Territory" as set forth in Schedule 2A to said New Distribution Agreement, or by adding volume for the Distributor by the addition of Haagen-Dazs products for distribution within Texas and Los Angeles market by Distributor (pursuant to agreement with Haagen-Dazs or otherwise), Distributor will pay Manufacturer the amount required by the formula set forth below in Paragraph 2. For purposes of this Agreement the additional volume of Manufacturer's products and Haagen-Dazs products are collectively referred to as "Replacement Equivalent Units" as the term "Equivalent Unit" ("EU") is defined in Section 3.2 of the New Distribution Agreement.

2. Multiply by [ * ] the total sales (in dollars) for the time period September 1, 1998 through January 4, 1999 ("Said Time Period") of all Manufacturer's Products sold by Distributor to all customers including (without duplication)
sales by subdistributors (but excluding sales to or by non-affiliated subdistributors making purchases in smaller quantities (i.e., 10 pallets or less on an occasional basis) up to an aggregate of [ * ] of Distributors total sales during Said Time Period). The term "non-affiliated subdistributors" shall mean subdistributors in which Distributor does not own more than 20% of the equity interests.

                                   Minus [ * ]

     The remainder dollar amount is divided by the total number of gallons (EU) of Manufacturer's Products sold to Sunbelt and to ICCI for the calendar year 1998.

     The result of this division is the dollar value for each Replacement Equivalent Unit which Distributor shall pay to Manufacturer for each Replacement Equivalent Unit that Manufacturer adds as provided in Paragraph 1 above.

     * This confidential portion has been omitted and filed separately with the Commission

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                  By way of illustration only: [ * ]

     3. Once aggregate payment of an amount equal to the "remainder dollar amount" (as determined in accordance with Paragraph 2 above) is made by Distributor, there shall be no further obligation by Distributor to make any payments under this Addendum. No payments shall be required with respect to any volume that is added on and after October 1, 2000.

     4. Payments due under this Addendum shall be made within 30 days after the end of a calendar quarter in which an addition of Manufacturer's or Haagen-Dazs products has first been made.

     5. Manufacturer also agrees to provide [ * ] free goods to Distributor prior to December 31, 1999.

     6. This Addendum shall be in addition to the obligations and duties of the parties under the New Distribution Agreement. No provision of this Addendum may be modified or amended except by a written instrument signed by each of Manufacturer and Distributor.

     7. This Addendum shall be binding on the parties and their respective successors and assigns. This Addendum and all actions related hereto shall be governed by the laws of the State of New York, excluding its internal choice of law principles. Any dispute or claim relating to this Addendum or the entering into of this Addendum shall be submitted to arbitration in Manhattan in the City of New York, New York conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party in the arbitration proceeding shall be entitled to recover from the losing party reasonable attorney's fees and other costs incurred in the arbitration proceeding.

     IN WITNESS WHEREOF, Dreyer's Grand Ice Cream, Inc. and Ben & Jerry's Homemade, Inc. have each executed and delivered this Addendum as of the day and year first above written.

                         DREYER'S GRAND ICE CREAM, INC.
                         By:
                         Name:
                         Title:

                         BEN & JERRY'S HOMEMADE, INC.
                         By:
                         Name:
                         Title:

     * This confidential portion has been omitted and filed separately with the Commission